PROMISSORY NOTE

$18,450	February 27, 2009

           FOR VALUE RECEIVED , the sufficiency of which is hereby acknowledged, the undersigned, CX2 Technologies, Inc., a Nevada corporation (the “ Maker ”), promises to pay to the order of MICHAEL RAND (the” Holder ”), the principal sum of EIGHTEEN THOUSAND FOUR HUNDRED AND FIFTY and NO/100 DOLLARS ($18,450) (the “ Principal ”), without interest except as hereinafter set forth.

1.           PAYMENT OF PRINCIPAL:  The outstanding principal balance of this Note shall be due upon demand. All payments hereunder shall be made at the principal residence of the Holder, or such other place as the Holder may from time to time designate in writing.

2.           EVENTS OF DEFAULT:  If one or more of the following described events shall have occurred and be continuing, then this Note shall be in default (each, a “Default”):

             2.1. Failure to Pay  The Maker shall fail to pay the Principal balance of this Note or of Interest on this Note on or within five (5) days after the date upon which such payment becomes due; or

             2.2. Bankruptcy  The Maker shall be adjudicated as bankrupt or insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Maker shall apply for or consent to the appointment of a receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Maker and such appointment shall continue un-discharged for a period of sixty (60) days; or the Maker shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Maker and shall remain un-dismissed for a period of sixty (60) days; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Maker and such judgment, writ, or similar process shall not be released, vacated or fully bonded within sixty (60) days after its issue or levy.

3.           DEFAULT REMEDIES:  Upon the occurrence of a Default, the entire unpaid Principal, together with accrued and unpaid Interest, shall be forthwith due and payable without notice or demand.

4.           PREPAYMENT:  This Note may be prepaid in whole or in part without penalty.

5.           WAIVER OF NOTICE, ETC:  The Maker waives demand, presentment, protest, dishonor and notice of maturity, non-payment or protest and all other requirements to hold the Maker liable.

6.           BUSINESS DAYS:  If a payment of Principal or Interest on this Note becomes due on a Saturday, Sunday or other legal holiday on which state or federal banks in the State of Florida are closed, then the due date shall be extended to the next succeeding business day.

7.           AMENDMENT: WAIVER:  This Note may not be amended, extended, renewed or modified nor shall any waiver of any provision hereof be effective, except by an instrument in writing executed by the Holder or his authorized representative.

8.           GOVERNING LAW:  This Note shall be construed, interpreted, enforced and governed by and in accordance with the laws of the State of Florida (excluding the principles thereof governing conflicts of law), with exclusive jurisdiction and venue in the federal and state courts of Palm Beach County, Florida.

THE MAKER:

CX2 Technologies, Inc.

By:	/s/ Michael Rand

Name: Michael Rand
Title: President